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                                  Exhibit 12

                             Computation of Ratios

Net Income Per Share                =  Net Income/Average Common Shares
                                        Outstanding

Cash Dividends Per Share            =  Dividends Paid/Average Common Shares
                                        Outstanding

Book Value Per Share                =  Total Shareholders' Equity/Average
                                        Common Shares Outstanding

Return on Average Assets            =  Net Income/Average Assets

Return on Average Shareholders'     =  Net Income/Average Shareholders'
 Equity                                 Equity

Net Interest Margin                 =  Net Interest Income/Average Earning
                                        Assets

Non-Interest Expense to Average     =  Non-Interest Expense/Average Assets
 Assets

Efficiency Ratio                    =  Total Expenses/(Net Interest Income
                                        Plus Non-Interest Income)

Average Loans to Deposits           =  Average Net Loans/Average Deposits
                                        Outstanding

Dividend Payout                     =  Dividends Declared/Net Income

Average Shareholders' Equity to     =  Average Shareholders' Equity/Average
 Average Assets                         Assets

Tier I Capital Ratio                =  Shareholders' Equity--Intangible
                                        Assets--Securities Mark-to-market
                                        Capital Reserve (Tier I Capital)/
                                        Risk Adjusted Assets

Total Capital Ratio                 =  Tier I Capital Plus Allowance for Loan
                                        Losses/Risk Adjusted Assets

Tier I Leverage Ratio               =  Tier I Capital/Total Assets

Net Charge-offs to Average
 Loans                              =  (Gross Charge-offs Less Recoveries)/
                                        Average Net Loans

Non-performing Loans to Period End  =  (Nonaccrual Loans Plus Loans Past Due
 Loans                                  90 Days or Greater)/Gross Loans Net
                                        of Unearned Interest)

Non-performing Assets to Period End =  (Nonaccrual Loans Plus Loans Past Due
 Assets                                 90 Days or Greater Plus Other Real
                                        Estate)/Total Assets

Allowance for Loan Losses to Period =  Loan Loss Reserve/(Gross Loans Net
 End Loans                              of Unearned Interest

Allowance for Loan Losses to Non-   =  Loan Loss Reserve/(Nonaccrual Loans
Performing Loans                        Plus Loans Past Due 90 days or
                                        Greater)